Exhibit 99.1
CONTACT:
Brian Levine
Public Relations
561/438-2895
Brian.Levine@officedepot.com
OFFICE DEPOT ANNOUNCES TWO NEW BOARD MEMBERS
Marsha Johnson Evans, Formerly President and CEO of the American Red Cross,
and Kathleen Mason, President and CEO of Tuesday Morning Corporation,
Elected by Board of Directors
Delray Beach, Fla., September 11, 2006 — Office Depot (NYSE: ODP), a leading global provider of office products and services, today announced that Marsha Johnson Evans and Kathleen Mason have been elected to the Board, which has been expanded to a total of twelve members by action of the Board of Directors. Additionally, Mason was appointed to the Audit Committee of the Board and Evans was named to the Compensation Committee of the Board.
Evans spent nearly 30 years as a Naval officer, retiring in 1998 as a rear admiral. She was Chief of Staff at the U.S. Naval Academy and the first woman to command a U.S. Naval station. She also held the top position at the Navy Recruiting Command. She then served four years as the chief executive of Girl Scouts of the USA and then three years as President and CEO of the American Red Cross, before retiring in December 2005.
Evans currently serves on the boards of Lehman Brothers Holdings, Weight Watchers International, and Huntsman Corporation.
Mason currently is President and CEO of Tuesday Morning Corporation, North America’s largest operator of first quality, deep discount and closeout home furnishings and gift stores. She has more than 25 years of merchandising, marketing, and management experience in department, chain, and specialty stores, including The Limited, HomeGoods, Cherry & Webb, and May Company.
Mason currently serves on the boards of Tuesday Morning; Genesco, Inc.; The Men’s Wearhouse; and Hot Topic, Inc.
“Marty and Kathleen bring a wealth of diverse experiences to our board,” noted Neil Austrian, Chairman of Office Depot’s Corporate Governance and Nominating Committee. “They have the leadership qualities and insight to help us drive long-term profitable growth for our shareholders.”
About Office Depot
Office Depot provides more office products and services to more customers in more countries than any other company.
Incorporated in 1986 and headquartered in Delray Beach, Fla., Office Depot has annual sales of nearly $15 billion, and employs approximately 50,000 associates around the world. Currently, the Company sells to customers in 36 countries, and has affiliates in another five.
Office Depot is a leader in every distribution channel — from retail stores and contract delivery to catalogs and e-commerce. As of July 1, 2006, Office Depot had 1,071 retail stores in North America and another 322 stores, either company-owned, licensed or franchised, in other parts of the world. Office Depot serves a wide range of customers through a dedicated sales force, telephone account managers, direct mail offerings, and multiple web sites. With over $3.8 billion in online sales, the Company is also one of the world’s largest e-commerce retailers.
Office Depot’s common stock is listed on the New York Stock Exchange under the symbol ODP and is included in the S&P 500 Index. Additional press information can be found at: http://mediarelations.officedepot.com.